Exhibit 10.21

[Perdoceo Education Corporation Letterhead]

February 21, 2022

Dear Jeffrey Ayers,

As we discussed, you wish to retire as Senior Vice President, General Counsel and Corporate Secretary of Perdoceo Education Corporation (“PEC” or the “Company”) and as a result we have mutually agreed to the following provisions to allow for a transition of your responsibilities.

Specifically, in consideration for your continued active employment in good standing with PEC:

Transition provisions:

1.	You will remain in your current position as Senior Vice President, General Counsel and Corporate Secretary through March 15, 2022 (the “Transition Date”).
2.

After the Transition Date you will be employed as Senior Counsel by PEC, reporting to your successor, with your job duties being to assist your successor in the transition of your current role until the earlier of PEC notifying you your services are not needed (which shall include any involuntary termination other than for Cause) or June 30, 2023 (the “Retirement Date”).  Your services as Senior Counsel will be during normal working hours and will be entirely virtual.

3.

On the Retirement Date you shall be entitled to severance in an amount and pursuant to the terms you would be entitled to receive under the PEC Executive Severance Plan (the “Plan”) in effect as of the date of this letter as if you were an Eligible Employee involuntary terminated from the Company other than for Cause pursuant to the terms of the Plan, provided that you remain employed with PEC through the Retirement Date, and provided, further that you comply with the other terms and conditions of the Plan. If you leave the Company due to your voluntary resignation or an involuntary termination by the Company for Cause at any time prior to the Retirement Date, you will not be entitled to any severance benefits.  A for Cause termination is as defined in Section 2.13 of the 2016 Incentive Compensation Plan.

4.

Your base salary as in effect on the date hereof shall remain in effect through the Retirement Date.  Until your Retirement Date you shall be entitled to participate in the benefit programs generally available to other full-time employees.  Your 2021 annual incentive payment will be paid under the terms of and as provided for in the Company’s Annual Incentive Award Program in the normal course. You shall be entitled to receive your annual incentive payment for 2022 pursuant to and under the terms of the Company’s Annual Incentive Award Program with the same target amount as 2021.

5.

You will not be entitled to receive long-term incentive (LTI) awards after the date of this letter.   Your outstanding awards will continue to vest during the term of your employment through the Retirement Date in accordance with their terms provided that you shall be recognized as retired (as defined in the Company’s Incentive Compensation Plan) on your Retirement Date.  As of the date of this letter, you will no longer be subject to PEC’s Stock Ownership Guidelines.

6.

Notwithstanding anything contained herein, you will remain an employee-at-will.  This means you are free to terminate your employment at any time, for any reason, and the Company retains the same right.

7.

The Indemnification Agreement, dated August 1, 2016, between you and the Company (the “Indemnification Agreement”) will remain in full and force and effect during your employment and after a termination of employment. The Company will continue to cover you as an insured (including coverage after a termination of your employment respecting your acts and omissions occurring during your employment) under any contract of directors and officers liability insurance that covers executive officers as insureds. No release of claims required by the Plan will require termination of the Indemnification Agreement.

8.

This letter constitutes the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral; provided that any equity award agreements entered into by the Company and you prior to the date hereof and the Indemnification Agreement, in each case, are expressly preserved.

9.	The rights and obligations of you and PEC pursuant to this letter shall be governed by the laws of the State of Illinois.
10.

This letter may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile or electronically (e.g. via .pdf file) shall be effective for all purposes.

By signing this letter below and returning a copy to me, you acknowledge that you have read, understand and agree to the terms set forth herein.  We appreciate your continued dedication to the Company.

Sincerely,

/s/ Todd Nelson

Todd Nelson

Executive Chairman

AGREED TO AND ACCEPTED BY:

__/s/ Jeffrey D. Ayers________________________Feb. 21, 2022____________

Jeffrey D. AyersDate

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